--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             ROBBINS & MYERS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     XXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: ............

(2) Aggregate number of securities to which transaction applies: ...............

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ...............................

(4) Proposed maximum aggregate value of transaction: ...........................

(5) Total fee paid: ............................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ....................................................

(2) Form, Schedule or Registration Statement No.: ..............................

(3) Filing Party: ..............................................................

(4) Date Filed: ................................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          [Robbins & Myers Logo]

--------------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:     Wednesday, December 9, 1998

Time:     11:00 A.M., E.S.T.

Place:    Kettering Tower, 12th Floor
          Second and Main Streets
          Dayton, Ohio 45423

At the Annual Meeting, shareholders of Robbins & Myers, Inc. will:

- ELECT THREE DIRECTORS FOR A TWO-YEAR TERM;

- VOTE ON APPROVING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 1999; AND

- TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Shareholders of record at the close of business on October 23, 1998 may vote at the meeting.

Your vote is important. Please fill out the enclosed proxy card and return it in the reply envelope.

By Order of the Board of Directors,

Joseph M. Rigot
Secretary

November 11, 1998

            PROXY STATEMENT FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

ROBBINS & MYERS, INC.                                          November 11, 1998
1400 KETTERING TOWER
DAYTON, OHIO 45423

SOLICITATION AND VOTING OF PROXIES

The Board of Directors of Robbins & Myers, Inc. is sending you this Proxy Statement to solicit your proxy. If you give the Board your proxy, the proxy agents of the Board will vote your shares at the Annual Meeting of Shareholders on December 9, 1998 and any adjournment of the meeting. The proxy agents will vote your shares as you specify on the proxy card. If you do not specify how your shares should be voted, the proxy agents will vote your shares in accordance with the Board's recommendations.

You may revoke your proxy at any time before the proxy agents use it to vote on a matter. You may revoke your proxy in any one of three ways:

          - You may send in another proxy card with a later date.

          - You may notify the Company in writing before the Annual Meeting that you have revoked your proxy.

          - You may vote in person at the Annual Meeting.

The Company first mailed this Proxy Statement to shareholders on November 11, 1998.

VOTING SECURITIES AND RECORD DATE

You are entitled to notice of the Annual Meeting and to vote at the meeting if you owned common shares of record at the close of business on October 23, 1998. For each share owned of record, you are entitled to one vote. On October 23, 1998, the Company had 10,914,259 common shares outstanding, which are the only outstanding voting securities.

QUORUM REQUIREMENT AND VOTING

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of one-third of the common shares is necessary to have a quorum for the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares is necessary for any other purpose. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to do so.

In counting votes on a particular item, the Company will treat abstentions as votes cast on the particular matter. The Company will not, however, treat broker non-votes as either votes cast or shares present for matters related to the particular item.

If a shareholder notifies the Company in writing 48 hours or more before the meeting that the shareholder desires that directors be elected by cumulative voting, then shareholders will have cumulative voting rights in the election of directors. Cumulative voting allows each shareholder to multiply the number of shares owned by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected.

                             ELECTION OF DIRECTORS

The Company's Board of Directors is divided into two classes, one comprised of three directors and the other of four directors. One class of directors is elected at each Annual Meeting of Shareholders for a term of two years.

At the 1998 Annual Meeting, shareholders will elect three directors who will hold office until the Annual Meeting of Shareholders in 2000. The Board has nominated Daniel W. Duval, Thomas P. Loftis, and Jerome F. Tatar for election as directors. All nominees are presently directors.

If a nominee becomes unable to stand for reelection, the Board's proxy agents will vote the proxies for a substitute nominee of the Board. If shareholders vote cumulatively in the election of directors, then the Board's proxy agents will vote the shares represented by the proxies cumulatively for the election of as many of the Board's nominees as possible and in such order as the proxy agents determine.

NOMINEES FOR TERM OF OFFICE EXPIRING IN 2000

DANIEL W. DUVAL                                              DIRECTOR SINCE 1986

Mr. Duval, 62, has been President and Chief Executive Officer of the Company since December 1986. He was President and Chief Operating Officer of Midland-Ross Corporation (a manufacturer of electrical, electronic and aerospace products and thermal systems) from July 1983 to 1986. Mr. Duval is a Director of Arrow Electronics, Inc. and National City Bank.

THOMAS P. LOFTIS                                             DIRECTOR SINCE 1987

Mr. Loftis, 54, has been engaged in commercial real estate development, asset management and consulting with Midland Properties, Inc. since 1981. Mr. Loftis has been a general partner of M.H.M. & Co., Ltd. (investments) since 1986.

JEROME F. TATAR                                              DIRECTOR SINCE 1991

Mr. Tatar, 51, became Chairman of the Board and Chief Executive Officer of The Mead Corporation (forest products) on November 1, 1997 and has served as its President since April 1996. From April 1996 to November 1997, he was the President and Chief Operating Officer and a director of The Mead Corporation. From July 1994 to April 1996, he was Vice President -- Operating Officer of The Mead Corporation. From November 1986 to July 1994, he was President of the Mead Fine Paper Division of The Mead Corporation.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999

ROBERT J. KEGERREIS, PH.D.                                   DIRECTOR SINCE 1972

Dr. Kegerreis, 77, served as President of Wright State University from July 1973 to June 1985. He is currently a management consultant and has served as Executive Director of the Arts Center Foundation, Dayton, Ohio, since 1989. Dr. Kegerreis is a director of Bank One, N.A.

WILLIAM D. MANNING, JR.                                      DIRECTOR SINCE 1995

Mr. Manning, 64, was Senior Vice President of The Lubrizol Corporation (industrial chemicals) from 1985 to his retirement in April 1994. He is currently a management consultant. Mr. Manning is a director of Unifrax Corporation.

MAYNARD H. MURCH IV                                          DIRECTOR SINCE 1977

Mr. Murch, 54, has been Chairman of the Board of the Company since July 1979. He is President and Chief Executive Officer of Maynard H. Murch Co., Inc. (investments) which is managing general partner of M.H.M. & Co., Ltd. (investments). Since 1976, Mr. Murch has been Vice President of Parker/Hunter, Incorporated (dealer in securities), a successor firm to Murch and Co., Inc., a securities firm which Mr. Murch had been associated with since 1968. Mr. Murch is a director of Lumitex, Inc.

JOHN N. TAYLOR, JR.                                          DIRECTOR SINCE 1988

Mr. Taylor, 63, has been Chairman and Chief Executive Officer since August 1986, and was President from October 1974 until August 1986, of Kurz-Kasch, Inc. (a specialty manufacturer of plastic-based components, stators and coil products). He was also Chairman and Chief Executive Officer of Component Technology Corp. (a manufacturer of plastic-based assemblies) from 1982 to June 1989. Mr. Taylor is a director of LSI Industries, Inc.

DIRECTORS' MEETINGS AND COMMITTEES

The Board of Directors met five times in fiscal 1998. The Board of Directors has two committees: the Audit Committee [Messrs. Taylor (Chairman), Kegerreis and Manning], which met twice in fiscal 1998, and the Compensation Committee [Messrs. Kegerreis (Chairman), Manning and Tatar], which also met twice in fiscal 1998. Each director attended all of the meetings of the Board of Directors and the committees on which he served in fiscal 1998, except one director was unable to attend one Board meeting.

The Audit Committee meets with Company personnel and with representatives of Ernst & Young LLP, the Company's independent auditors, to review internal auditing procedures, the annual audit of the Company's financial statements, and compliance with the Company's Code of Business Conduct. The Committee reports its findings and recommendations to the Board of Directors.

The Compensation Committee develops and administers the Company's executive compensation policies and programs and sets the compensation of executive officers. The Committee also advises the Board of Directors on the creation, administration or modification of employee compensation policies and procedures.

DIRECTOR COMPENSATION

Directors who are not employees of the Company received the following compensation in fiscal 1998:

Annual Retainer:                         $27,000 (50% is paid in restricted
                                         shares of the Company which vest
                                         after one year)
Committee Chairman Stipend:              $2,000
Stock Options:                           2,000 share option granted to each
                                         director on the date he is elected to
                                         a new term; option price is equal to
                                         fair market value on date of
                                         election.

                               SECURITY OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information as of October 23, 1998 concerning common shares of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table, and directors and executive officers as a group.

----------------------------------------------------------------------------------------
                                                     NUMBER OF SHARES
                                                    BENEFICIALLY OWNED        PERCENT OF
  INDIVIDUAL OR GROUP                               AS OF 10/23/98(1)           CLASS
----------------------------------------------------------------------------------------
  Daniel W. Duval                                         363,994                 3.3%
  Robert J. Kegerreis                                      29,591                  (5)
  Thomas P. Loftis                                         37,670(2)               (5)
  William D. Manning, Jr.                                  16,699                  (5)
  Maynard H. Murch IV                                   3,088,814(3)             28.3%
  Jerome F. Tatar                                          16,178                  (5)
  John N. Taylor, Jr.                                     129,032(4)              1.2%
  Gerald L. Connelly                                      126,437                 1.2%
  Stephen R. Ley                                           19,937                  (5)
  George M. Walker                                         12,189                  (5)
  Kevin J. Brown                                            2,896                  (5)
  Directors and Executive Officers as a
  Group (12 persons)                                    3,847,160                32.4%
----------------------------------------------------------------------------------------

(1) Unless otherwise indicated, total voting power and total investment power are exercised by each individual and/or a member of his household. Shares which a person may acquire within 60 days of October 23, 1998 are treated as "beneficially owned" and the number of such shares included in the table for each person were:

        Mr. Duval -- 222,000          Dr. Kegerreis -- 8,367        Mr. Loftis -- 6,000
        Mr. Manning -- 9,500          Mr. Murch -- 8,000            Mr. Tatar -- 10,000
        Mr. Taylor -- 8,000           Mr. Connelly -- 70,000        Mr. Ley -- 9,000
        Mr. Walker -- 10,834          Mr. Brown -- 2,460
        Directors and executive officers as a group -- 365,078

(2) Includes 11,368 shares with respect to which Mr. Loftis has sole voting and shared investment power and 1,024 shares with respect to which he has shared voting and investment power.

(3) Includes 32,000 shares with respect to which Mr. Murch has sole voting and shared investment power and 2,994,254 shares beneficially owned by M.H.M. & Co., Ltd. See Footnote (1) in the following section.

(4) Includes 20,200 shares held of record in the name of K-K Realty Co., of which Mr. Taylor is the general partner.

(5) Less than 1%.

PRINCIPAL SHAREHOLDERS

The only persons known by the Board of Directors of the Company to be beneficial owners of more than 5% of the outstanding common shares of the Company as of October 23, 1998 are listed in the following table:

--------------------------------------------------------------------------------------
                                              NUMBER OF COMMON
                                            SHARES BENEFICIALLY
  NAME AND ADDRESS                          OWNED AS OF 10/23/98            % OF CLASS
--------------------------------------------------------------------------------------
  M.H.M. & Co., Ltd.(1)                          2,994,254                     27.4%
  830 Hanna Building
  Cleveland, OH 44115
--------------------------------------------------------------------------------------
  Southeastern Asset                             1,152,400                     10.6%
    Management, Inc.(2)
  6410 Poplar Ave., Suite 900
  Memphis, TN 38119
--------------------------------------------------------------------------------------

(1) M.H.M. & Co., Ltd. is an Ohio limited partnership (the "Partnership"). Maynard H. Murch Co., Inc. is the managing general partner, and Thomas P. Loftis is the other general partner, of the Partnership. Partnership decisions with respect to the voting and disposition of Company shares are determined by Maynard H. Murch Co., Inc., whose board of directors is comprised of Maynard H. Murch IV and Robert B. Murch, who are brothers, and Creighton B. Murch, who is their first cousin.

(2) Southeastern Asset Management, Inc. is a registered investment adviser; all of the listed shares are legally owned by Southeastern's investment advisory clients. Southeastern has shared voting and shared dispositive power with respect to 688,400 shares; and with respect to the remaining 464,000 shares, it has sole dispositive power as to all 464,000 shares and sole voting power with respect to 220,000 shares.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Board's Compensation Committee develops and administers the Company's compensation policies and programs. It sets the compensation of executive officers. The Committee members are three directors who are not present or former employees of the Company.

OBJECTIVES AND POLICIES

The Committee seeks to:

          - Offer a total compensation package which compares favorably to those of industrial companies similar to the Company;

          - Tie compensation to the annual business plan and progress on long-term goals;

          - Reward both Company and individual performance;

          - Attract and retain talented executives critical to the Company's long-term success; and

          - Link executive's goals with those of shareholders.

Tax Deductibility of Compensation. Because certain executives could realize more than $1,000,000 in compensation in one year due to payout of long-term incentives and option exercises, the Committee addressed the $1,000,000 annual limitation on deductibility for federal income tax of compensation paid to executives named in the "Summary Compensation Table" at page 10. In 1996, shareholders approved the Company's annual cash bonus plan and amendments to the 1994 Long-Term Incentive Stock Plan. As a result, incentive compensation paid to the Company's executives as cash bonuses, performance shares, and options should normally be deductible for federal income taxes.

TYPES OF COMPENSATION

The Company pays two types of compensation:

          - Annual compensation -- includes base salary and a cash bonus if certain financial targets are achieved; and

          - Long-term compensation -- includes restricted shares which are only granted to executives if a specified three-year goal is met and annual stock option grants which are only valuable if the Company's stock price increases.

ANNUAL COMPENSATION

Base Salary. The Company pays executives a salary each year which it believes is competitive with salaries paid by other industrial companies similar to the Company based on survey data of independent compensation consultants. The Committee reviews this salary survey data and periodically adjusts the Company's salary structure. The structure is adjusted, when necessary, to maintain salary ranges slightly above the survey median. Individual salaries, which are considered annually, may be adjusted to reflect changes in the Company's salary structure, attainment of individual objectives during the preceding year, and overall Company performance.

Annual Cash Bonus Opportunity. Executives can earn a cash bonus each year. For fiscal 1998, the bonuses were calculated as follows:

          - Available bonuses at targeted performance levels ranged from 30% to 50% of salary; executives with higher positions on the Hay Position Evaluation System are eligible for a larger bonus percentage, effectively making more of their total compensation dependent on performance.

          - Performance measures and the respective weighting assigned to each were:
            -- Consolidated sales growth (40%)
            -- Income before interest and taxes (40%)
            -- Controllable asset management (20%)

          - Bonuses were paid at approximately 57% of targeted performance percentages based on actual performance measure achievements for fiscal 1998.

LONG-TERM COMPENSATION INCENTIVES

The Company's executives make strategic business decisions daily which are ultimately successful only if they increase shareholder value. The Committee believes a significant portion of executive compensation should be tied to increases in shareholder value and paid in Company stock. To accomplish this, the Committee uses stock options and restricted shares as long-term incentives.

Stock Options. The Committee annually grants stock options to executives under the Company's 1994 Long-Term Incentive Stock Plan. The option price is the fair market value of a Company share on the date of grant. Options generally become exercisable over a three-year period and expire 10 years after grant. The Committee determines the number of shares, if any, to be granted to each executive based on:

          - executive's ability to impact the Company's long-term financial results;

          - executive's recent performance; and

          - importance of executive to achieving the Company's long-term goals.

Performance Shares. At the beginning of fiscal 1997, the Committee awarded performance shares to executives. The number of performance shares, which convert to restricted shares earned are directly related to the total shareholder return for the Company over the three-year period ending August 31, 1999 compared to the total shareholder return for companies in the Russell 2000 Company Group Index ("Index") for the same period. No restricted shares are earned unless the total shareholder return for the Company for the three-year period is at least equal to the median return for companies in the Index. The earned restricted shares vest over two years if the executive continues in the employment of the Company. Thus, it takes five years to reach pay-out under the performance/restricted share plan. Pay-out may occur earlier in individual cases, for example, if the executive retires.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

In determining Mr. Duval's total compensation, the Committee considers the Company's financial results, his strong personal leadership in developing and executing the Company's strategic plan, and his key role in the Company's acquisition program.

The Committee increased Mr. Duval's salary from $400,000 to $420,000 in October 1997. As a participant in the annual cash bonus plan, Mr. Duval's cash bonus for fiscal 1998 was targeted at 50% of his base salary. Based on the Company's achievement of the performance measures applicable for fiscal 1998, the bonus actually paid to Mr. Duval was $119,700.

During fiscal 1998, the Committee granted Mr. Duval options to purchase 27,000 common shares. This represents the normal annual grant under the 1994 Long-Term Incentive Stock Plan. In determining the size of the award, the Committee evaluated the accomplishments of major strategic objectives as well as Mr. Duval's potential for influencing future results. Consideration was also given to the relationship of previous grants and his total number of outstanding options.

The Committee believes its compensation policies and program for executive officers, including the Chief Executive Officer, effectively tie executive compensation to the Company's performance and shareholder value.

                                              THE COMPENSATION COMMITTEE
                                                   Robert J. Kegerreis, Chairman
                                                   William D. Manning, Jr.
                                                   Jerome F. Tatar

                             EXECUTIVE COMPENSATION

The following sections show compensation information relating to the Chief Executive Officer and the next four most highly compensated executive officers of the Company at August 31, 1998. The information is presented on a fiscal year basis.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------
                                                                   LONG-TERM
                                               ANNUAL             COMPENSATION
                                            COMPENSATION             AWARDS
            NAME AND                                            NUMBER OF SHARES       ALL OTHER
       PRINCIPAL POSITION         YEAR    SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION(1)
---------------------------------------------------------------------------------------------------
  Daniel W. Duval,                1998   $420,000   $119,700         27,000             $5,900
    President and                 1997    400,000    310,000         27,000              5,700
    Chief Executive Officer       1996    375,000    375,000         27,000              5,420
  Gerald M. Connelly,             1998   $310,000   $ 88,350         20,000             $5,890
    Executive Vice President and  1997    280,000    217,000         20,000              5,226
    Chief Operating Officer       1996    236,000    220,000         20,000              2,853
  Stephen R. Ley,                 1998   $165,000   $ 37,620         15,000             $4,489
    Vice President, Finance and   1997    128,000     69,440          7,500              4,461
    Chief Financial Officer(2)
  George M. Walker,               1998   $120,000   $ 45,828             --             $3,806
    Vice President,               1997    201,000    124,620             --              4,842
    Development                   1996    189,000    151,200         10,000              4,071
  Kevin J. Brown,                 1998   $113,500   $ 22,643          6,000             $3,152
    Controller                    1997     98,700     38,246          2,500              4,055
                                  1996     94,000     45,500          2,500              2,015
---------------------------------------------------------------------------------------------------

(1) All amounts presented are Company contributions under its Employee Savings Plan.

(2) Mr. Ley became an executive officer of the Company on December 11, 1996.

FISCAL 1998 STOCK OPTION GRANTS

The following table presents information concerning stock options granted in fiscal 1998 to the persons named in the Summary Compensation Table. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 0%, 5% and 10%. The actual future value of the options will depend on the market value of the Company's common shares.

--------------------------------------------------------------------------------------------------------------
                                    INDIVIDUAL GRANTS(1)
                      -------------------------------------------------   POTENTIAL REALIZABLE VALUE
                      NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES
                        SHARES       OPTIONS                              OF STOCK PRICE APPRECIATION
                      UNDERLYING    GRANTED TO                                FOR OPTION TERM(2)
                       OPTIONS     EMPLOYEES IN   EXERCISE   EXPIRATION   ---------------------------
        NAME           GRANTED     FISCAL 1998     PRICE        DATE      0%       5%         10%
--------------------------------------------------------------------------------------------------------------
  Daniel W. Duval       27,000          19%        $24.44     6/22/08     $ 0   $414,999   $1,051,679
  Gerald L. Connelly    20,000          14%        $24.44     6/22/08       0    307,404      779,021
  Stephen R. Ley        15,000          10%        $24.44     6/22/08       0    230,553      584,266
  George M. Walker          --          --             --          --      --         --           --
  Kevin J. Brown         6,000           4%        $24.44     6/22/08       0     92,221      233,886
--------------------------------------------------------------------------------------------------------------

(1) Under the Company's option plans, one-third of the shares subject to an option may be purchased one year after the date of grant, two-thirds after two years, and 100% after three years and the options have a 10-year term.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates, assuming annual compounding, prescribed by rules of the Securities and Exchange Commission and are not intended to forecast possible appreciation, if any, of the Company's share price.

OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

The following table presents information concerning all exercises of options to purchase Company shares during fiscal 1998 by the persons named in the Summary Compensation Table and the value of all unexercised options at August 31, 1998.

------------------------------------------------------------------------------------------------------------------------
                                                           NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                          OPTIONS AT 8/31/98           OPTIONS AT 8/31/98(2)
                      SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
        NAME            ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------
  Daniel W. Duval            -0-              -0-       222,000        54,000       $3,054,910       $12,330
  Gerald L. Connelly         -0-              -0-        70,000        40,000          659,688         9,132
  Stephen R. Ley             -0-              -0-         9,000        20,000           80,105           -0-
  George M. Walker        29,833         $820,394        10,834         3,333           97,193         4,555
  Kevin J. Brown             -0-              -0-         2,166         8,334            8,331         4,169
------------------------------------------------------------------------------------------------------------------------

(1) Represents the excess of the market value of the acquired shares on the dates of exercise over the aggregate option price paid.

(2) Represents the excess of the market value at August 31, 1998 of the shares subject to the options over the aggregate option exercise price.

PENSION PLAN

The Company has a noncontributory, defined benefit pension plan for officers and other salaried employees (the "Pension Plan"). The Company calculates retirement benefits under the Pension Plan on the basis of the employee's average annual compensation for the five highest years during the employee's last ten years of employment with reductions for credited years of service less than 35. The maximum annual retirement benefit that the Company can pay under the Pension Plan to any participant as a result of limitations imposed under sections of the Internal Revenue Code is presently $130,000.

Compensation for the purpose of calculating retirement benefits includes salary and bonuses (exclusive of deferred incentive compensation). The total amount of such compensation for executive officers for fiscal 1998 is presented in the Summary Compensation Table under the heading "Annual Compensation."

The Company also has a Supplemental Pension Plan (the "Supplemental Plan") which provides supplemental retirement benefits for Messrs. Duval, Connelly, Walker and other key employees as they obtain eligibility under the criteria established by the Board for participation in the Supplemental Plan. The supplemental retirement benefit is provided under terms and conditions similar to those under the Pension Plan except the Supplemental Plan allows for the crediting of additional years of service by the Committee. The supplemental retirement benefit is equal to the excess of (i) the benefit that would have been payable to the employee under the Pension Plan without regard to certain annual retirement income and benefit limitations imposed by federal law and at the year of service credited under the Supplemental Plan over (ii) the benefit payable to the employee under the Pension Plan.

The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Pension Plan and Supplemental Plan at selected compensation levels after various years of service. The credited years of service for the persons named in the Summary Compensation Table is: Mr. Duval -- 16, Mr. Connelly -- 4, Mr. Ley -- 3, Mr. Walker -- 35, and Mr. Brown -- 2. Amounts shown are straight life annuity amounts. These amounts are not reduced to take into account Social Security benefits paid to the employee.

                              ESTIMATED ANNUAL RETIREMENT BENEFITS
                                 FOR SPECIFIED YEARS OF SERVICE
  FINAL AVERAGE
  COMPENSATION    15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
    $200,000      $ 40,918   $ 54,544   $ 68,169   $ 81,794   $ 95,378
     250,000        51,418     68,543     85,668    102,793    119,876
     300,000        61,919     82,544    103,170    123,796    144,379
     350,000        72,418     96,544    120,669    144,794    168,878
     400,000        82,918    110,543    138,168    165,793    193,376
     500,000       103,918    138,544    173,169    207,794    242,378
     600,000       124,919    166,544    208,170    249,796    291,379

OTHER

In fiscal 1998, the Compensation Committee of the Board recommended, and the Board approved, a non-interest bearing loan in the amount of $268,616 to Daniel
W. Duval, President and Chief Executive Officer of the Company. The loan was made to assist him in the payment of taxes associated with the issuance to him in October 1997 of 15,313 restricted common shares of the Company as a payout of a long-term incentive award for the three-year period ended August 31, 1996. Sale of such shares is prohibited until certain vesting periods expire. At August 31, 1998, the entire amount of the loan had been repaid.

The Company has agreed to pay to Mr. Duval one year's salary in the event the Company terminates his employment as Chief Executive Officer for reasons other than misconduct. If such termination occurs after a change of control of the Company (as defined in the agreement), his salary continues for a three-year period.

The Company entered into an agreement with Mr. Connelly in December 1997. If the Company terminates his employment for reasons other than misconduct within two years after a change of control of the Company, the Company will continue to pay his salary for a three-year period.

                               PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Company's common shares for its last five fiscal years with the cumulative total return of the Russell 2000 Company Group Index and the S&P Diversified Machinery Index for the same periods. The graph depicts the value on August 31, 1998 of a $100 investment made on August 31, 1993 in Company shares and each index, with all dividends reinvested.

                                     Robbins &                           S&P Machinery
                                    Myers, Inc.        Russell 2000      (Diversified)
Aug-93                                  100                100                100
Aug-94                                  102                106                111
Aug-95                                  151                128                128
Aug-96                                  244                142                142
Aug-97                                  364                183                218
Aug-98                                  267                150                155

                      APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP served as the Company's independent auditors during the fiscal year ended August 31, 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

Subject to ratification by the shareholders, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending August 31, 1999. THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY SUCH SELECTION. In the event shareholders do not approve the selection of Ernst & Young LLP, the Board will seek to determine from shareholders the principal reasons Ernst & Young LLP was not approved, evaluate such reasons, and consider whether, in view of the circumstances, a different firm of independent auditors should be selected for fiscal 1999.

                                 OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned above. However, if other matters should properly come before the meeting, or any adjournment thereof, it is intended that the Board's proxy agents will vote the proxies in their discretion.

The Company will bear the cost of soliciting proxies. In addition to the use of the mails, certain officers, directors, and regular employees of the Company may solicit proxies by telephone or personal interview. The Company will request brokerage houses, banks and other persons to forward proxy material to the beneficial owners of shares held of record by such persons.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and owners of more than 10% of the Company's common shares to file an initial ownership report with the Securities and Exchange Commission and a monthly or annual report listing any subsequent change in their ownership of common shares. The Company believes, based on information provided to the Company by the persons required to file such reports, that all filing requirements applicable to such persons during the period from September 1, 1997 through August 31, 1998, were met, except that the sale of 266 common shares by Mr. Walker and the exercise of a 4,000 share option by Dr. Kegerreis were inadvertently reported late.

                             SHAREHOLDER PROPOSALS

If you intend to submit a proposal for inclusion in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders, the Company must receive the proposal at 1400 Kettering Tower, Dayton, Ohio 45423,
Attention: Secretary, on or before July 12, 1999. The 1999 Annual Meeting of Shareholders is presently scheduled to be held on December 8, 1999.
                                              By Order of the Board of
                                              Directors,

                                                       Joseph M. Rigot
                                                          Secretary

                              [ROBBINS MYERS LOGO]

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 9, 1998 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned holder(s) of Common Shares of ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), hereby appoints Daniel W. Duval, Robert J. Kegerreis, and Maynard H. Murch IV, and each of them, attorneys of the undersigned, with power of substitution, to vote all of the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, December 9, 1998, and at any adjournment thereof, as follows:

1. Election of Directors.            [ ] FOR all nominees listed below       [ ]  WITHHOLD AUTHORITY
                                         (except as marked to the contrary        to vote for all nominees listed
                                         below), including authority to           below.
                                         cumulate votes selectively among
                                         such  nominees.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)
                                    Daniel W. Duval, Thomas P. Loftis, Jerome F. Tatar

2. Approval of the appointment of Ernst & Young LLP as independent auditors for the Company.
                [ ]  FOR                               [ ]  AGAINST                             [ ]  ABSTAIN

3. In their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE)



-------------------------------------------------------------------------------



A VOTE FOR PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Receipt is acknowledged of Notice of the above meeting, the Proxy Statement relating thereto and the Annual Report to Shareholders for the fiscal year ended August 31, 1998.

DATED: _______________________, 1998
                                                 -----------------------------
                                                            SIGNATURE

                                                 -----------------------------
                                                  SIGNATURE (IF HELD JOINTLY)

                                                 SHAREHOLDERS SHOULD DATE THIS
                                                 PROXY AND SIGN HERE EXACTLY AS
                                                 NAME APPEARS AT LEFT. IF STOCK
                                                 IS HELD JOINTLY, BOTH OWNERS
                                                 SHOULD SIGN THIS PROXY.
                                                 EXECUTORS, ADMINISTRATORS,
                                                 TRUSTEES, GUARDIANS AND OTHERS
                                                 SIGNING IN A REPRESENTATIVE
                                                 CAPACITY SHOULD INDICATE THE
                                                 CAPACITY IN WHICH THEY SIGN.